UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.  )

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THE PANTRY, INC.
(Name of Registrant as Specified in Its Charter)

JCP INVESTMENT MANAGEMENT, LLC
JCP INVESTMENT PARTNERSHIP, LP
JCP DRAWDOWN PARTNERSHIP, LP
JCP INVESTMENT PARTNERS, LP
JCP INVESTMENT HOLDINGS, LLC
JAMES C. PAPPAS
LONE STAR VALUE INVESTORS, LP
LONE STAR VALUE INVESTORS GP, LLC
LONE STAR VALUE MANAGEMENT, LLC
JEFFREY E. EBERWEIN
TODD E. DIENER
JOSHUA E. SCHECHTER

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JCP Investment Management, LLC and Lone Star Value Management, LLC, together with the other participants named herein (collectively, “Concerned Pantry Shareholders” or “CPS”), intend to make a preliminary filing with the Securities and Exchange Commission of a proxy statement and an accompanying proxy card to be used to solicit votes for the election of CPS’s slate of three highly-qualified director nominees to the Board of Directors of The Pantry, Inc., a Delaware corporation (the “Company”), at the Company’s upcoming 2014 annual meeting of stockholders, or any other meeting of stockholders held in lieu thereof, and any adjournments, postponements, reschedulings or continuations thereof.

On January 23, 2014, CPS issued the following press release:

CONCERNED PANTRY SHAREHOLDERS ANNOUNCES DISSIDENT SLATE FOR ELECTION AT PANTRY’S ANNUAL MEETING

Highlights Serious Concerns with the Company’s History of Underperformance and Poor Corporate Governance

Believes New, Highly-Qualified and Independent Directors Should be Added to Pantry’s Board

Stresses Importance of Direct Shareholder Representation

HOUSTON, TX -- January 23, 2014 – Concerned Pantry Shareholders (“Concerned Pantry Shareholders,” “CPS,” or “we”), a group led by JCP Investment Management, LLC and Lone Star Value Management, LLC, together a significant shareholder of The Pantry, Inc. (“Pantry” or the “Company”) (NASDAQ: PTRY) with aggregate ownership of approximately 1.9% of its outstanding shares, announced today its intention to seek the election of three independent, highly-qualified director candidates to the Board of Directors of Pantry (the “Board”) at the upcoming 2014 annual meeting of Pantry’s shareholders (the “2014 Annual Meeting”).

CPS is a group dedicated to maximizing shareholder value and improving corporate governance at Pantry. In our view, Pantry is deeply undervalued as a result of poor investment and operational decisions that have destroyed shareholder value. We believe substantial shareholder representation is needed on the Board to ensure that appropriate actions are taken to drive better financial performance and create value for all shareholders. CPS believes any meaningful Board improvement must include the addition of new, highly-qualified and independent directors with relevant credentials and complimentary skill sets.

The current Board has presided over a prolonged underperformance.  Pantry has had 4 CEOs in the past 5 years and continues to lack a strategically coherent plan to stop the value destruction. Pantry’s Total Shareholder Returns over the last -1, -3, -5 and -10-year periods on an absolute basis and relative to its peers and the S&P 500 Index have been abysmal. The Company has delivered negative returns to shareholders over many consecutive years.

	1-Year	3-Year	5-Year	10-Year
Susser Holdings Corporation (SUSS)	49%	341%	342%	N/A
Alimentation Couche-Tard, Inc (ATD/B)	61%	202%	449%	600%
Casey’s General Stores, Inc (CASY)	29%	68%	223%	320%

Peer Average	47%	203%	338%	460%

S&P 500	24%	42%	128%	61%

The Pantry, Inc (PTRY)	32%	-8%	-17%	-33%

Note: CST and MUSA do not have sufficient long-term data and does not include dividends reinvested.
Source: Bloomberg as of January 17, 2014.

We are also troubled by the multi year declines in cash flows in the fuel business, as well as the significant capital spending program of over $100 million for 2014 which, based on historical returns on capital, will likely not produce incremental EBITDA.  We understand that senior management is new and while we hope that they can turn the Company’s performance around, we believe that a successful turnaround of Pantry can only be achieved where there is effective oversight by a Board which includes highly qualified shareholder representatives.

Change on the Board is critical to ensure renewed focus and commitment on delivering shareholder value. We believe Pantry’s Board is stale with only one addition (Kathleen Guion) in the past 8 years. All other directors have at least 7-year tenures and some have served on the Board for over 10 years. In addition, the Board seems to add new members only when an incumbent retires from the Board rather than proactively and continually adding new talent and new perspectives to the Board.  Ms. Guion, for example, only joined the Board following the decision of an incumbent director not to stand for reelection. With two of the current directors recently announcing their intention not to stand for reelection at the upcoming 2014 Annual Meeting, the Board will likely once again only add new members reactively due to retirements.  Given the Board’s record, such reactive additions give us little hope that the capability and performance of the Board will change for the better.

We are also concerned with the poor corporate governance that severely limits the ability of shareholders to seek effective change at Pantry.  Shareholders are prohibited from calling special meetings, cannot act by written consent without advance approval by the Board and can amend shareholder-unfriendly provisions in the Company’s organizational documents only by a prohibitively high supermajority vote.  If elected, our Nominees will work hard to improve corporate governance at Pantry by eliminating all these anti-shareholder provisions.

We further believe the Board’s ineffectiveness at tackling the persistent destruction of shareholder value is in large part a function of a troubling misalignment of interests between the directors and Pantry’s shareholders.  The current Board, excluding the two directors who have announced their intention not to stand for reelection at the 2014 Annual Meeting, collectively directly owns less than 1% of the outstanding stock of the Company, excluding stock and option awards.  Since the beginning of 2010, Pantry’s directors have sold 22,096 shares of common stock in the open market and have purchased only 2,535 shares, according to the Company’s public filings.  Pantry does not maintain a policy that requires any minimal ownership of the Company’s stock by its directors. In our view, it comes as no surprise that with such minimal investment in the Company, the members of the current Board do not think like owners when it comes to the significant outlays of shareholder wealth under their stewardship.

Over the past few months, CPS has clearly communicated its concerns and has offered constructive suggestions to the Board and management of Pantry to effectively address the issues facing the Company.  We have made every effort to engage in constructive dialogue that would lead to meaningful improvement in the composition of the Board and corporate governance practices of Pantry. Unfortunately, the Board has ignored our input and generally shown little interest in working with us to reach an amenable resolution.

In our view, the Board needs fresh perspective and must reassure Pantry’s shareholders that their interests are paramount by allowing them a meaningful voice in the boardroom.  Absent shareholder intervention to significantly improve the Board we have no confidence that Pantry would find solutions to the value destruction and corporate governance deficiencies. Accordingly, CPS is seeking the election of three independent, highly-qualified director candidates, Todd Diener, James Pappas and Joshua Schechter, to the Board at the 2014 Annual Meeting. CPS’s candidates have significant public board experience, foodservice expertise and a record of creating shareholder value.  CPS’s nominees, if elected, will work constructively with the other members of the Board to enhance value at Pantry for the benefit of all shareholders.

We are open to continuing our discussions with the Board regarding its composition and corporate strategy, and remain amenable to reaching a mutually agreeable resolution to reconstitute the Board in a manner that is in the best interests of all shareholders. However, if an agreement is not reached, CPS is fully prepared to solicit the support of its fellow shareholders to elect a new slate of directors at the 2014 Annual Meeting who are committed to representing the best interests of all Pantry shareholders.

Concerned Pantry Shareholders’ nominees are:

Todd E. Diener -- Former executive officer of Brinker International, Inc. (“Brinker”) where he most recently served as the President of Chili’s Grill & Bar (“Chili’s”) and On the Border restaurants.  During this time, Chili’s was one of the largest casual dining restaurant chains in the world with more than 1,200 locations in the United States and 200 international locations in 28 countries.  In his role as President of Chili’s, Mr. Diener led all aspects of the brand, including finance, P&L, marketing, operations, real estate, human resources and franchising.  Prior to his role as President of Chili’s and On the Border, Mr. Diener served in the roles of Executive Vice President and Chief Operating Officer of Brinker, where he was responsible for more than 1,500 restaurants. Mr. Diener oversaw company-owned and franchised operations for On the Border, Macaroni Grill, Maggiano’s and Corner Bakery Café restaurants in the United States and 24 other countries. Mr. Diener’s over 28 years of experience in a senior capacity at Chili’s provide him with deep strategic and operational expertise in exploring ways to improve financial performance and maximize returns of a public retail company.

James C. Pappas -- Managing Member of JCP Investment Management, LLC and sole member of JCP Investment Holdings, LLC.  Mr. Pappas is the Chairman of the Board and Chairman of the Compensation and Leadership Committee of Morgan’s Foods (OTC:MRFD), a public company that operates through wholly-owned subsidiaries KFC restaurants under franchises from KFC Corporation, Taco Bell restaurants under franchises from Taco Bell Corporation and Pizza Hut Express restaurants under licenses from Pizza Hut Corporation.  Previously, Mr. Pappas was with the Investment Banking / Leveraged Finance Division of Goldman Sachs Group, Inc. (NYSE:GS) where he advised private equity groups and corporations on appropriate leveraged buyout, recapitalization and refinancing alternatives, and prior to that with Banc of America Securities, where he focused on Consumer and Retail Investment Banking, providing advice on a wide range of transactions including mergers and acquisitions, financings, restructurings and buyside engagements.  As the Chairman of the Board of Morgan’s Foods, Mr. Pappas has deep understanding of the retail operations and effective oversight of a public company. Mr. Pappas also has significant experience in the valuation and management of investment securities, investment banking and corporate finance that give him unique ability to identify opportunities to unlock shareholder value.

Joshua E. Schechter -- Director of Aderans Co., Ltd., a multi-national company engaged in hair-related business, and Executive Chairman of Aderans America Holdings, Inc. Mr. Schechter is a former Managing Director of Steel Partners Ltd., a privately owned hedge fund sponsor and co-President of Steel Partners Japan Asset Management, LP, a private company offering investment services. Mr. Schechter served on the Board of Directors of WHX Corporation (n/k/a Handy & Harman Ltd.) (NASDAQ: HNH), a diversified manufacturer of engineered niche industrial products with leading market positions in many of the markets it serves and the Board of Directors of Puroflow, Inc. (n/k/a Argan, Inc.) (NYSE:AGX), a provider of a full range of power industry and telecommunications infrastructure services. Mr. Schechter’s diverse experience in a variety of industries, including as a director of public companies creates a deep understanding of the productive avenues to enhance shareholder value and effectively oversee the Company.

CERTAIN INFORMATION CONCERNING PARTICIPANTS

JCP Investment Management, LLC and Lone Star Value Management, LLC, together with the other members of the Concerned Pantry Shareholders and the participants named herein, intend to file a preliminary proxy statement and accompanying proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit votes for the election of their slate of three highly-qualified director nominees at the 2014 annual meeting of shareholders of The Pantry, Inc., a Delaware corporation (the “Company”).

CONCERNED PANTRY SHAREHOLDERS STRONGLY ADVISES ALL SHAREHOLDERS OF THE COMPANY TO READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION.  SUCH PROXY MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC’S WEB SITE AT HTTP://WWW.SEC.GOV.  IN ADDITION, THE PARTICIPANTS IN THIS PROXY SOLICITATION WILL PROVIDE COPIES OF THE PROXY STATEMENT WITHOUT CHARGE, WHEN AVAILABLE, UPON REQUEST.  REQUESTS FOR COPIES SHOULD BE DIRECTED TO THE PARTICIPANTS’ PROXY SOLICITOR.

The participants in the proxy solicitation are JCP Investment Partnership, LP (“JCP Partnership”), JCP Drawdown Partnership, LP (“JCP Drawdown”), JCP Investment Partners, LP (“JCP Partners”), JCP Investment Holdings, LLC (“JCP Holdings”), JCP Investment Management, LLC (“JCP Management”), James C. Pappas, Lone Star Value Investors, LP (“Lone Star Value Investors”), Lone Star Value Investors GP, LLC (“Lone Star Value GP”), Lone Star Value Management, LLC (“Lone Star Value Management”), Jeffrey E. Eberwein, Todd E. Diener and Joshua E. Schechter (collectively, the “Participants”).

As of the date hereof, JCP Partnership directly owned 226,865 shares of Common Stock, including 67,500 shares of Common Stock underlying certain call options exercisable within 60 days hereof.  As of the date hereof, JCP Drawdown directly owned 50,000 shares of Common Stock. JCP Partners, as the general partner of each of JCP Partnership and JCP Drawdown, may be deemed the beneficial owner of 276,865 shares of Common Stock beneficially owned by JCP Partnership and JCP Drawdown, including 67,500 shares of Common Stock underlying certain call options exercisable within 60 days hereof.  JCP Holdings, as the general partner of JCP Partners, may be deemed the beneficial owner of 276,865 shares of Common Stock beneficially owned by JCP Partnership and JCP Drawdown, including 67,500 shares of Common Stock underlying certain call options exercisable within 60 days hereof.  JCP Management, as the investment manager of each of JCP Partnership and JCP Drawdown, may be deemed the beneficial owner of 276,865 shares of Common Stock beneficially owned by JCP Partnership and JCP Drawdown, including 67,500 shares of Common Stock underlying certain call options exercisable within 60 days hereof.  Mr. Pappas, as the managing member of JCP Management and sole member of JCP Holdings, may be deemed the beneficial owner of 276,865 shares of Common Stock beneficially owned by JCP Partnership and JCP Drawdown, including 67,500 shares of Common Stock underlying certain call options exercisable within 60 days hereof. As of the date hereof, Lone Star Value Investors beneficially owned 160,000 shares of Common Stock.  Lone Star Value GP, as the general partner of Lone Star Value Investors, may be deemed the beneficial owner of the 160,000 shares of Common Stock beneficially owned by Lone Star Value Investors. Lone Star Value Management, as the investment manager of Lone Star Value Investors, may be deemed the beneficial owner of the 160,000 shares of Common Stock beneficially owned by Lone Star Value Investors. Mr. Eberwein, as the manager of Lone Star Value GP and sole member of Lone Star Value Management, may be deemed the beneficial owner of the aggregate of 160,000 shares of Common Stock beneficially owned by Lone Star Value Investors.  As of the date hereof, Mr. Schechter directly owns 9,838 shares of Common Stock.  As of the date hereof, Mr. Diener does not beneficially own any shares of Common Stock.

About JCP Investment Management:

JCP Investment Management, LLC is an investment firm headquartered in Houston, TX that engages in value-based investing across the capital structure.  JCP follows an opportunistic approach to investing across different equity, credit and distressed securities largely in North America.

About Lone Star Value Management:

Lone Star Value Management, LLC (“Lone Star Value”) is an investment firm that invests in undervalued securities and engages with its portfolio companies in a constructive way to help maximize value for all shareholders.  Lone Star Value was founded by Jeff Eberwein who was formerly a Portfolio Manager at Soros Fund Management and Viking Global Investors.  Lone Star Value is based in Old Greenwich, CT.

Investor Contact:

John Glenn Grau
InvestorCom, Inc.
(203) 972-9300 ext. 11